SEVERANCE AND CHANGE IN CONTROL AGREEMENT

     AGREEMENT, made and entered into as of the last date signed below (the “Effective Date”) by and between Entrust Inc., a Maryland corporation (together with its successors and assigns, the "Company"), Entrust Limited (“Entrust Canada”), and Kevin Simzer (the "Executive"), amending and restating in its entirety the that certain letter agreement between the parties dated February 2, 2004 to receive a separate bonus upon the consummation of a change of control (the “Prior Agreement”) and defining Executive’s severance entitlement as a result of Executive’s employment transfer from Entrust Canada to the Company.

Background

     Executive is an employee of the Company serving as its Senior Vice President and Chief Marketing Officer.

     The Board of Directors of the Company (the "Board") believes it is necessary and desirable that the Company be able to rely upon Executive to continue serving in his position in the event of a pending or actual change in control of the Company.

     The Board of Directors of the Company (the "Board") believes it is necessary and desirable that the Company define Executive’s notice and severance amount as a result of the transfer of Executive’s employment transfer from Entrust Canada to the Company.

     THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a "Party" and together the "Parties") agree as follows:

1.	Definitions.

(a) "Base Salary" means the Executive's annual salary as in effect (1) at the time the Executive's service is terminated hereunder, (2) at the time of a Change in Control, or (3) immediately prior a salary reduction giving the Executive "Good Reason" to terminate his employment, as applicable. If more than one of (A), (B) or (C) is applicable, Base Salary shall mean the annual salary determined under the standard producing the highest Base Salary.

(b)	"Cause" shall exist:

(i) If Executive willfully and materially breaches any provision of

Sections 5 or 6 of this Agreement;

     (ii) If Executive is convicted of, or pleads nolo contendere to, a felony that materially prejudices the Company;

     (iii) In the event of Executive's Willful failure to attempt in good faith to perform the duties of Executive's employment after receipt of written notice from the Board or the Chief Executive Officer of the Company and an opportunity to cure such failure; or

     (iv) In the event of Executive's Willful failure to attempt in good faith to follow any legal and proper Board directive or directive from the Chief Executive Officer, after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act.

     (c) "Willful" shall mean that an act or failure to act on Executive's part was done or omitted to be done by him not in good faith, and not as a result of any incapacity of Executive.

A termination of Executive's employment shall not be considered a termination for Cause hereunder unless the provisions of this paragraph are complied with. Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 15 days of the Company's learning of such act or acts or failure or failures to act. Executive shall have 20 days after the date that such written notice has been given to Executive in which to cure such conduct, to the extent such cure is possible. If Executive fails to cure such conduct, Executive shall then be entitled to a hearing before the Board at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided Executive requests such hearing within 10 days of receipt of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause; provided that if Executive has commenced an arbitration in accordance with Section 9 within 15 days after his receipt of the written notice from the Board, disputing the Board's determination that Cause exists, Executive shall not be deemed to have been terminated for Cause in accordance with the provisions hereof unless and until the arbitrator shall have so determined.

(d)	A "Change in Control" shall be deemed to have occurred if:

(i) any Person other than (A) the Company or, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (C) any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company, becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 25% of the combined voting power of the Company's or such subsidiary's then outstanding securities; or

     (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board; or

     (iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a "Significant Subsidiary") with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

     (iv) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the Company's stockholders in substantially the same proportions as their ownership of the Company's common stock immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom.

For purposes of this definition:

     (A) The term "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

     (B) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     (C) The term "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof.

     (e) “Common Stock” means the common stock of the Company or such other class or kind of shares or other securities. Notwithstanding the foregoing, in the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders other than a cash dividend, the Committee shall make appropriate adjustment to the Common Stock price Targets and any other appropriate adjustments as it determines appropriate.

	(f)	"Confidential Information" shall have the meaning set forth in Section 5 below.
	(g)	"Code" shall have the meaning set forth in Section 11 below.
	(h)	"Disability" shall mean disability as that term is defined in the Company's long-term disability plan.

(i)	"Effective Date" shall have the meaning set forth in Section 2 below,

(j)	“Fair Market Value” means, on any given date, the closing price of a share of

Common Stock on the principal national securities exchange on which the Common Stock is listed on such date or, if Common Stock was not traded on such date, on the last preceding day on which the Common Stock was traded. Notwithstanding the foregoing, on the date a Change in Control occurs, Fair Market Value shall mean the total cash and other consideration received by the Company and/or its shareholders divided by the number of outstanding shares of Common Stock of the Company on such date, if this calculation would yield a higher Fair Market Value.

     (k) "Good Reason" shall mean a termination of Executive's employment at his initiative following the occurrence, without Executive's written consent, of one or more of the following events:

     (i) any change in Executive's title (other than a promotion) or the assignment of any duties or responsibilities inconsistent in any material and adverse respect with Executive's position or which represent a material diminution of Executive's duties or responsibilities within twelve (12) months following a Change In Control; provided, however, that a change in Executive’s title or job responsibilities following a Change In Control will not constitute Good Reason so long as Executive remains in a similar executive position with the Company or an equivalent business unit of the acquirer of the Company;

     (ii) a decrease in Executive's annual Base Salary or target annual incentive award opportunity or notice from the Company's Board of Directors under Section 2(a) of an intention to materially reduce or eliminate the Severance Benefits under Section 4(a);

     (iii) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations to Executive under this Agreement;

     (iv) a relocation of Executive's principal place of employment to a location that increases the distance the Executive is required to commute from his primary residence in the United States immediately prior to the Change in Control, by more than 25 miles;

     (v) any significant increase (as compared to the amount of travel conducted by Executive prior to the Change in Control) in the amount of travel or any substantial change in the destination of such travel necessary for Executive to perform his job responsibilities hereunder; or

     (vi) any material unremedied breach by the Company of the terms and conditions of Executive's employment, including without limitation, the terms and conditions of any employment agreement.

(l)	"Original Term" shall have the meaning set forth in Section 2 below.

(m)	"Renewal Term" shall have the meaning set forth in Section 2 below.

(n)	"Subsidiary" shall have the meaning set forth in Section 5 below.

(o)	"Term" shall have the meaning set forth in Section 2 below.

     2. Term of Agreement. The term of this amended and restated Agreement shall commence on the "Effective Date and shall end as follows:

     (a) the Severance Benefit provisions of this Agreement and the relevant provisions of Sections 1, 5 through 10 and 12 through 21) shall remain in effect until the Company's Board of Directors shall have given 180 days written notice to Executive of its intention to amend or terminate those provisions; and

     (b) the Change in Control provisions of this Agreement (the relevant provisions of Sections 1, and 5 through 21) shall remain in effect until the first anniversary of the Effective Date (the "Original Term"). The Original Term shall be automatically renewed for successive one-year terms (the "Renewal Terms") unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term. "Term" shall mean the Original Term and all Renewal Terms.

     3. Extension of Term Upon Change in Control. If a Change in Control shall have occurred during the Term of the Change in Control provisions hereof, notwithstanding any other provision of Section 2, the Term of those provisions shall not expire earlier than three years after such Change in Control.

4. Entitlement to Severance Benefit.

     Severance Benefit. In the event Executive's employment with the Company is involuntarily terminated by the Company without Cause (other than due to death or Disability), or voluntarily terminated by Executive for Good Reason, in either case Executive shall be entitled to:

     (a) receive in a cash lump sum not later than 15 days following Executive's termination of employment:

     (i) earned but unpaid portion of any salary and bonus and any accrued but unused vacation through the termination date;

(ii) an amount equal to 1 times Executive's Base Salary.

     (b) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment;

     (c) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less;

     (d) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan and/or applicable deferral election form duly executed by Executive;

     (e) subject to availability under the Company’s benefits plans, continued participation in all medical, health and life insurance plans at the same benefit level at which Executive was participating on the date of termination of Executive's employment until the earlier of:

(A) 12 months following the termination of Executive's employment;

(B) the date, or dates, Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (viii) of this Section 4(a), Executive shall receive cash payments equal on an after-tax basis to the cost to Executive of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (viii) of this Section 4(a), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself/herself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; or

(C) upon Executive's death (provided that this subsection (B) shall not operate to diminish or eliminate the rights of Executive's spouse or other beneficiaries to any benefit to which they would otherwise be entitled pursuant to any Company plan or program);

     (f) continued indemnification in accordance with Company's charter and by-laws as in effect on the date of the Executive's termination, whichever provides the greater protection to the Executive; and

     (g) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

     (h) No Mitigation; No Offset. In the event of any termination of employment under this Section 4, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that Executive may obtain.

     (i) Nature of Payments. Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

5.	Confidentiality; Cooperation with Regard to Litigation; Non-disparagement.

(a) During the Term and thereafter, Executive shall not, without the Company's prior written consent, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give the Company prompt written notice to allow the Company the opportunity to object to or otherwise resist such order.

     (b) During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of Executive's rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by Executive to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

     (c) "Confidential Information" shall mean all information concerning the business of the Company or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding the Company's business or industry properly acquired by Executive in the course of his career as an executive in the Company's industry and independent of Executive's employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d) "Subsidiary" shall mean any corporation controlled directly or indirectly by the Company.

     (e) Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself/herself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

     (f) Executive and Company agree that, during the Term and thereafter (including following Executive's termination of employment for any reason) both parties will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Executive or the Company or any Subsidiary or the officers, directors, employees, advisors, businesses or reputations of the Company or any Subsidiary. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

6.	Restrictive Covenants.

(a) Executive acknowledge that the nature of the Company’s business is such that if

Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the 12 month time period following Executive’s termination, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agree and acknowledges that Executive’s right to receive and retain the severance benefits set forth in this Agreement shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Executive may, without violating this Agreement, own, as a passive investment, shares of capital stock of a corporation or other entity that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Executive represent less than three percent of the total number of shares of such entity’s capital stock outstanding.

     (b) Following Executive’s termination of employment for a period of 12 months, Executive agree and acknowledge that Executive’s right to receive the severance payments set forth in this Agreement shall be conditioned upon Executive neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Executive or for any other entity or person with which or whom Executive have a business relationship.

     (c) Executive represent that Executive (i) are familiar with the foregoing covenants not to compete and not to solicit, and (ii) are fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

     (d) For the purposes of this Agreement, “Competition” is defined as engaging in business activities which take away or may take away potential sales by any member of the Entrust Group during the Severance Period.

     7. Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law, if Executive breaches any of the provisions contained in Sections 5 or 6 above, the Company (a) shall have the right to seek injunctive relief. Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 5 or 6 has occurred.

     8. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 7, shall be resolved by binding arbitration, to be held at the American Arbitration Association's office closest to the Company's principal offices in accordance with the rules and procedures of the American Arbitration Association or any other mutually agreed location. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due Executive under this Agreement. Executive shall be entitled to reimbursement of reasonable costs and expenses of any arbitration or court proceeding (including reasonable fees and disbursements of counsel) as follows: (a) if the dispute arises prior to a Change in Control, Executive must prevail in the litigation or dispute, and (b) if the dispute arises after a Change in Control, Executive shall be reimbursed so long as no determination is made that Executive's litigation assertions or defenses were asserted in bad faith or frivolous.

     9. Change in Control Bonus. Executive will be entitled to receive a cash bonus (“Award”) based on the Fair Market Value of Common Stock on the date that a Change in Control occurs (a “Common Stock Price Target”), as follows:

Common Stock Price	Cash Bonus Amount
Target

One times (1 X) Executive’s
$3.00 but less than $5.00	then current Base Salary

One decimal five times (1.5
$5.00 or more	X) Executive’s then current Base
Salary

     If Fair Market Value of Common Stock on the date a Change in Control occurs is below $3.00, then Executive will not be eligible to receive any Award.

     The Award shall be payable as soon as practicable following a Change in Control. Executive must be an active employee at the time of the Change in Control in order for such Award to accrue. For greater certainty, the Award will not accrue if such Change in Control occurs during the 12 month period following Executive’s termination of employment. Notwithstanding the foregoing, if Executive’s employment is terminated within 12 months prior to an actual Change in Control at the request or direction of a third party who enters or has entered into an agreement the consummation of which would cause a Change in Control or who conditions the entry into such an agreement on Executive’s termination, then the Award will still be payable pursuant to the foregoing provisions.

     10. Not an Employment Agreement. This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between Executive and the Company.

     11. Internal Revenue Code. Notwithstanding any other provision of this Agreement, if Executive are a “key employee” under Internal Revenue Code Section 409A and a delay in making any payment or providing any benefit under this Plan is required to comply with Code Section 409A, such payments shall not be made until the end of six (6) months following the date of Executive’s separation from service as required by Code Section 409A. In the event that the severance benefits provided for in this Agreement or other payments and benefits that Executive receive (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this paragraph shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change in Control (the “Accountants”). For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the

Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

     12. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume the Company's liabilities, obligations and duties hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 18 below.

     13. Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

     14. Entire Agreement. Except as may be specifically provided in Section 6, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation, the Prior Agreement. For the avoidance of doubt, this Agreement does not address and accordingly, does not supercede, the benefits offered under any employee benefit plan or the benefits payable to the Executive upon the Executive's death or disability. Executive acknowledge that Executive’s employment has been transferred to Company from Entrust Canada. As with all employees, Executive’s employment with Entrust is at will. This means that Executive’s terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice; provided, however, that the foregoing will not derogate from Executive’s entitlement to receive the severance benefits set forth herein in the case of a termination of Executive’s employment for Good Reason or in the case of a termination of the Executive’s employment by the company for reasons other than Cause. The terms of this Agreement will supersede the terms of any and all prior agreements Executive may have with Entrust Canada pertaining to his employment. Accordingly, Executive acknowledges that the severance benefit provisions set forth in this Agreement are in satisfaction of and substitution for any and all statutory and common law rights in any jurisdiction, including without limitation, any right to reasonable notice of termination of Executive’s employment.

     15. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

     16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     17. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to preserve such rights and obligations.

     18. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     19. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without reference to principles of conflict of laws. Subject to Section 8, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Northern District of Texas or (ii) any of the courts of the State of Texas. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

     20. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company or Entrust Canada:

Entrust Inc. One Hanover Park Suite 800 Addison, TX 75001

	If to Executive:	Kevin Simzer
at the last residential address known to the Company in the
United States

21.	Headings. The	headings of the sections contained in this Agreement are	for

convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ENTRUST, INC.

Date: February 15, 2007	By: /s/ F. William Conner
Name: F. William Conner
Title: President and CEO

ENTRUST LIMITED

Date: February 15, 2007	By: /s/ Jay Kendry
Name: Jay Kendry
Title: Director

Date: February 15, 2007	/s/ Kevin Simzer
Executive